FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated February 6, 2018	Registration No. 333-206413
Registration No. 333-206413-01

«PRICING DETAILS« $1bln AMOT 2018-1 (Floorplan)

Joint Leads:	J.P. Morgan (struc), Citi, RBC
Co-Managers:	DB, Lloyds, Scotia

CL	AMT($MM)	WAL	MDY/S&P	E.FINAL	L.FINAL	SPREAD	YLD%	CPN%	$PX
A-1	250.000	2.92	Aaa/AAA	01/15/21	01/17/23	1ML+ 28			100.00000
A-2	750.000	2.92	Aaa/AAA	01/15/21	01/17/23	IntS+26	2.720	2.70	99.98677

Expected Settle	: 02/14/18	Registration	: SEC Registered
First Pay Date	: 03/15/18	ERISA Eligible	: Yes
Expected Ratings	: Moody’s, S&P	Min Denoms	: $1k by $1k
Ticker	: AMOT 2018-1	Expected Pricing	: Priced
Bill & Deliver	: J.P. Morgan
CUSIPs	: A-1 02005AGN2
A-2 02005AGP7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.